First Quarter 2024
Earnings Call
Video Update
Max K. Brodén

May 1, 2024

For more information contact:
Investor and Rating Agency Relations
800.235.2667
aflacir@aflac.com
Aflac Worldwide Headquarters
1932 Wynnton Road
Columbus, GA 31999

Preliminary note: Forward-Looking Information and Non-U.S. GAAP Financial Measures

Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The company desires to take advantage of these provisions. This transcript contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•difficult conditions in global capital markets and the economy, including inflation
•defaults and credit downgrades of investments
•global fluctuations in interest rates and exposure to significant interest rate risk
•concentration of business in Japan
•limited availability of acceptable yen-denominated investments
•foreign currency fluctuations in the yen/dollar exchange rate
•differing interpretations applied to investment valuations
•significant valuation judgments in determination of expected credit losses recorded on the Company's investments
•decreases in the Company's financial strength or debt ratings
•decline in creditworthiness of other financial institutions
•the Company's ability to attract and retain qualified sales associates, brokers, employees, and distribution partners
•deviations in actual experience from pricing and reserving assumptions
•ability to continue to develop and implement improvements in information technology systems and on successful execution of revenue growth and expense management initiatives
•interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality, integrity or privacy of sensitive data residing on such systems
•subsidiaries' ability to pay dividends to the Parent Company
•inherent limitations to risk management policies and procedures
•operational risks of third-party vendors
•tax rates applicable to the Company may change
•failure to comply with restrictions on policyholder privacy and information security
•extensive regulation and changes in law or regulation by governmental authorities
•competitive environment and ability to anticipate and respond to market trends
•catastrophic events, including, but not limited to, as a result of climate change, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, major public health issues, terrorism or other acts of violence, and damage incidental to such events
•ability to protect the Aflac brand and the Company's reputation
•ability to effectively manage key executive succession
•changes in accounting standards
•level and outcome of litigation or regulatory inquiries
•allegations or determinations of worker misclassification in the United States

Non-U.S. GAAP Financial Measures and Reconciliations

This document includes references to the Company’s financial performance measures which are not calculated in accordance with United States generally accepted accounting principles (U.S. GAAP) (non-U.S. GAAP). The financial measures exclude items that the Company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations.

Definitions of the Company’s non-U.S. GAAP financial measures and applicable reconciliations to the most comparable U.S. GAAP measures are provided in the presentation slides that accompany this transcript.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the Company’s business is conducted in yen and never converted into dollars but translated into dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Management evaluates the Company's financial performance both including and excluding the impact of foreign currency translation to monitor, respectively, cumulative currency impacts and the currency-neutral operating performance over time. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

Max K. Brodén
Q1 2024 CFO Video Update
May 1, 2024

Thank you for joining me as I provide a financial update on Aflac Incorporated's results for the first quarter of 2024.

For the quarter, adjusted earnings per diluted share increased 7.1% year over year to $1.66, with a $0.08 negative impact from FX in the quarter. In this quarter, remeasurement gains totaled $56 million, and variable investment income ran $11 million, or $0.01 per share, below our long-term return expectations.

Adjusted book value per share including foreign currency translation gains and losses increased 8.7%, and the adjusted ROE was 13.7%, an acceptable spread to our cost of capital. Overall, we view these results in the quarter as solid.

Starting with our Japan segment, net earned premiums for the quarter declined 6.0%. This decline reflects a ¥6.2 billion negative impact from paid up policies. In addition, there is a ¥7 billion negative impact from internal reinsurance transactions1 and a ¥1.4 billion positive impact from deferred profit liability. Lapses were somewhat elevated, but within our expectations. At the same time, policies in force declined 2.3%.

Japan’s total benefit ratio came in at 67.0% for the quarter, flat year over year, and the third sector benefit ratio was 57.5%, down approximately 20 basis points year over year. We continue to experience favorable actual to expected on our well-priced, large and mature in-force block. We estimate the impact from remeasurement gains to be 144 basis points favorable to the benefit ratio in Q1 2024. Long-term experience trends, as it relates to treatment of cancer and hospitalization, continue to be in place, leading to continued favorable underwriting experience.

Persistency remained solid with a rate of 93.4%, which was down 50 basis points year over year, but flat quarter over quarter. We tend to experience some elevation in lapses as customers update and refresh their coverage. This change in persistency is not out of line with expectations.

Our expense ratio in Japan was 18.0%, down 170 basis points year over year, driven primarily by good expense control and to some extent, by expense allowance from reinsurance transactions.

Adjusted net investment income in yen terms was up 19.3%, mainly by lower hedge costs and favorable impact from FX on USD investments in yen terms as well as a higher return on our alternatives portfolio compared to first quarter 2023. This was offset by the transfer of assets due to reinsurance in the previous year leading to a lower asset base and lower floating rate income.

The pretax margin for Japan in the quarter was 32.8%, up 460 basis points year over year; a very good result.

Turning to U.S. results, net earned premium was up 3.3%. Persistency increased 80 basis points year over year to 78.7%. This is a function of a poor persistency quarter falling out of the metric and stabilization across numerous product categories.

Our total benefit ratio came in at 46.5%, 90 basis points higher than Q1 2023, driven by product mix and lower remeasurement gains than a year ago. We estimate that remeasurement gains impacted the benefit ratio by 200 basis points in the quarter. Claims utilization has stabilized, but as we incorporate more recent experience into our reserve models, we have released some reserves.

Our expense ratio in the U.S. was 38.7%, down 90 basis points year over year, primarily driven by platforms improving scale and lower acquisition expenses.
1 Excludes the impact from reinsurance novated to Aflac Re in December 2023 whereby Aflac Re assumed the duties, obligations and liabilities through a reinsurance of business ALIJ previously ceded to an external reinsurer.

Our growth initiatives – group life & disability, network dental and vision and direct to consumer – increased our total expense ratio by 230 basis points. We would expect this impact to decrease going forward as these businesses grow to scale and improve their profitability.

Adjusted net investment income in the U.S. was up 4.6%, mainly driven by higher yields on both our alternatives and fixed-rate portfolios.

Profitability in the U.S. segment was solid, with a pretax margin of 21.0%, driven primarily by net earned premiums growth and improved net investment income year over year.

Our total commercial real estate watchlist remains approximately $1.2 billion, with around $600 million of these in active foreclosure proceedings. As a result of these current low valuation marks, we increased our CECL reserves associated with these loans by $10 million in this quarter. We also moved one property into real estate owned, which resulted in a $3.7 million gain. We continue to believe that the current distressed market does not reflect the true intrinsic economic value of our portfolio, which is why we are confident in our ability to take ownership of these quality assets, manage them through this cycle and maximize our recoveries.

Our portfolio of first lien senior secured middle market loans continue to perform well, with losses well below our expectations for this point in the cycle.

In our corporate segment, we recorded a pretax loss of $3 million. Adjusted net investment income was $43 million higher than last year due to higher volume of investable assets at Aflac Re and a lower volume of tax credit investments at Aflac Inc. These tax credit investments impacted the corporate net investment income line for U.S. GAAP purposes negatively by $32 million with an associated credit to the tax line. The net impact to our bottom line was a positive $4 million in the quarter. To date, these investments are performing well and in line with expectations.

We are continuing to build out our reinsurance platform, and I am pleased with the outcome and performance.

Our capital position remains strong, and we ended the quarter with an SMR above 1,100% in Japan, and our combined RBC, while not finalized, we estimate to be greater than 650%. Unencumbered holding company liquidity stood at $3.7 billion, $2.0 billion above our minimum balance. These are strong capital ratios, which we actively monitor, stress and manage to withstand credit cycles as well as external shocks. U.S. Statutory impairments were a release of $3 million, and Japan FSA impairments were ¥3.6 billion, or roughly $24 million in Q1. This is well within our expectations and with limited impact to both earnings and capital.

Adjusted leverage remains at a comfortable 20.4%, at the low end of our leverage corridor of 20% to 25%. In the quarter we issued ¥123.6 billion in multiple tranches with an average coupon of 1.72%. As we hold approximately 60% of our debt denominated in yen, our leverage will fluctuate with movements in the yen/dollar rate. This is intentional and part of our enterprise hedging program – protecting the economic value of Aflac Japan in U.S. dollar terms.

We repurchased $750 million of our own stock and paid dividends of $288 million in Q1, offering good relative IRR on these capital deployments. We will continue to be flexible and tactical in how we manage the balance sheet and deploy capital in order to drive strong risk-adjusted ROE with a meaningful spread to our cost of capital.

I look forward to discussing our results in further detail on tomorrow's earnings call. Thank you for your time and attention.